Exhibit 4.1

SUBSCRIPTION AGREEMENT

This Subscription Agreement (the “Agreement”) is made as of this [_______] day of [_______], by and between Newsmax Media, Inc., a Delaware corporation (the “Company”), and the investor identified on the signature page to this Agreement (the “Investor”).

RECITALS:

WHEREAS, the Investor desires to consummate the Investment (as defined below) and subscribe for, purchase and acquire from the Company, and the Company desires to sell and issue to the Investor, the number of shares of Series A Preferred Stock of the Company, par value $0.001 per share (the “Preferred Stock”) set forth in Section 1 of this Agreement (the “Investor’s Securities”) upon the terms and conditions and subject to the provisions hereinafter set forth; and

WHEREAS, in connection with its subscription, the Investor agrees to execute and be bound by the Stockholders Agreement by and among the Company and its stockholders (as amended, restated or otherwise modified from time to time, the “Stockholders Agreement”) upon acceptance of the Investor’s subscription by the Company.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale of the Securities. Subject to the terms and conditions of this Agreement, the Investor hereby subscribes for and agrees to purchase and acquire from the Company, and the Company agrees to sell and issue to the Investor, [_______] shares of Preferred Stock at the purchase price per share of $[_______], and an aggregate purchase price of $[___________] (the “Purchase Price”) payable by wire transfer of immediately available cash (the “Investment”).

2. The Closing. The closing (the “Closing”) of the Investment will occur on the date hereof.

At the Closing:

(a) The Investor shall execute and deliver to the Company (i) this Agreement and the Investor Questionnaire attached hereto as Appendix A, and (ii) a joinder to the Stockholders Agreement in the form attached hereto as Appendix B (this Agreement and the Stockholders Agreement are referred to herein collectively as the “Transaction Documents”).

(b) The Investor shall deliver to the Company the full Purchase Price for the Investor’s Securities by wire transfer of immediately available funds pursuant to the wire instructions provided in Appendix C.

(c) The Company will issue the Investor’s Securities to the Investor and deliver to the Investor a stock certificate representing the Investor’s Securities.

3. Representations and Warranties of the Company. The Company hereby represents to the Investor as of the date of the Closing of the Investment as follows:

(a) Authority. The Company is a corporation organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite right, power and authority to execute, deliver and perform this Agreement.

(b) Enforceability. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all corporate action. This Agreement has been duly executed and delivered by the Company, and, upon its execution by the Company, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforceability is limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) No Violations. The execution, delivery and performance of this Agreement by the Company does not, and will not, violate or conflict with any provision of the Company’s certificate of incorporation or bylaws, each as amended to date, and does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default pursuant to, any material instrument or agreement to which the Company is a party or by which the Company or its properties are bound.

(d) Capitalization. Upon issuance in accordance with the terms of this Agreement against payment of the Purchase Price therefor, the Investor’s Securities or the Additional Investor Securities (as applicable) will be duly and validly issued, fully paid and nonassessable.

(e) Litigation. There is no material pending or, to the knowledge of the Company, threatened action, suit, or proceeding against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental authority.

(f) Approvals. The execution, delivery and performance by the Company of this Agreement and the offer and sale of the Investor’s Securities require no consent of, action by or in respect of, or filing with, any person, governmental body, agency or official other than those consents that have been obtained prior to the Closing, and those filings required to be made pursuant to the Securities Act and any applicable state securities acts (“State Acts”) which the Company undertakes to file within the applicable time period.

(g) Compliance. The Company: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement, or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) is not in violation of any order of any court, arbitrator or governmental body; or (iii) is not or has not been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.

(h) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person hired by the Company with respect to the transactions contemplated by this Agreement.

4. Representations and Warranties of the Investor. The Investor represents and warrants to the Company as of the date of the Closing of the Investment as follows:

(a) Authority. The Investor is duly organized or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be. The Investor has all requisite entity right, power and authority to execute, deliver and perform this Agreement.

(b) Enforceability. The execution, delivery and performance of this Agreement by the Investor have been duly authorized by all requisite partnership, corporate or other entity action, as the case may be. This Agreement has been duly executed and delivered by the Investor, and, upon its execution by the Company, shall constitute the legal, valid and binding obligation of the Investor, enforceable in accordance with its terms, except to the extent that its enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) No Violations. The execution, delivery and performance of this Agreement by the Investor do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Investor pursuant to, any material instrument or agreement to which the Investor is a party or by which the Investor or its properties may be bound or affected, and, do not or will not violate or conflict with any provision of the articles of incorporation or bylaws, partnership agreement, operating agreement, trust agreement or similar organizational or governing document of the Investor, as applicable.

(d) Knowledge of Investment and its Risks. The Investor has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Investor’s investment in the Securities. The Investor understands that an investment in the Company represents a high degree of risk and there is no assurance that the Company’s business or operations will be successful. The Investor has considered carefully the risks attendant to an investment in the Company, and that, as a consequence of such risks, the Investor could lose the Investor’s entire investment in the Company.

(e) Investment Intent. The Investor hereby represents and warrants that: (i) the Investor’s Securities and the Additional Investor Securities are being acquired for investment for the Investor’s own account, and not as a nominee or agent and not with a view to the resale or distribution of all or any part of the Investor’s Securities or the Additional Investor Securities (as applicable), and the Investor has no present intention of selling, granting any participation in or otherwise distributing any of the Investor’s Securities or the Additional Investor Securities within the meaning of the Securities Act; (ii) the Investor’s Securities and the Additional Investor Securities are being acquired in the ordinary course of the Investor’s business; and (iii) the Investor does not have any contracts, understandings, agreements or arrangements, directly or indirectly, with any person and/or entity to distribute, sell, transfer or grant participations to such person and/or entity with respect to, any of the Investor’s Securities or the Additional Investor Securities.

(f) Investor Status. The Investor is an “accredited investor” as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act and the information provided by the Investor in the Investor Questionnaire, attached hereto as Appendix A, is truthful, accurate and complete. The Investor is not registered as a broker-dealer under Section 15 of the Exchange Act or an affiliate of such broker-dealer, except as otherwise indicated in the Investor Questionnaire.

(g) Disclosure. The Investor has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its subsidiaries in connection with the Investor’s decision to purchase the Investor’s Securities and the Additional Investor Securities. The Company has provided the Investor with all the information that the Investor has requested in connection with the decision to purchase the Investor’s Securities and the Additional Investor Securities. The Investor further represents that the Investor has had an opportunity to ask questions of, and receive answers from, the Company regarding the business, properties, prospects and financial condition of the Company. All such questions have been answered to the Investor’s full satisfaction. In entering into this Agreement, the Investor relied solely upon the results of its own independent investigation and verification and the Company’s or other person’s statements, representations, warranties, or agreements expressly contained in this Agreement and the Stockholders Agreement. Other than as set forth above, the Investor has not relied upon the Company’s or any other person’s statement, representation, warranty or agreement in entering into this Agreement.

(h) Stockholders Agreement. By executing this Agreement and the other Transaction Documents, the Investor agrees to be bound by all of the terms and conditions of the Stockholders Agreement. The Investor also agrees (i) to be bound by the terms and conditions of any modifications or amendments to the Stockholders Agreement in accordance with the terms thereof and (ii) for so long as Christopher Ruddy (“Ruddy”) is a stockholder of the Company, Ruddy shall have editorial control over the Company and its subsidiaries.

(i) No Registration. The Investor understands that the Investor may be required to bear the economic risk of the Investor’s investment in the Company for an indefinite period of time. The Investor further understands that: (i) neither the offering nor the sale of the Investor’s Securities or the Additional Investor Securities has been registered under the Securities Act or any applicable State Acts in reliance upon exemptions from the registration requirements of such laws; (ii) the Investor’s Securities and the Additional Investor Securities must be held by the Investor indefinitely unless the sale or transfer thereof is subsequently registered under the Securities Act and any applicable State Acts, or exemptions from such registration requirements are available; (iii) the Company is under no obligation to register any of the Investor’s Securities or the Additional Investor Securities on the Investor’s behalf or to assist the Investor in complying with any exemption from registration; and (iv) the Company will rely upon the representations and warranties made by the Investor in this Agreement and the Transaction Documents in order to establish such exemptions from the registration requirements of the Securities Act and any applicable State Acts.

(j) Transfer Restrictions. The Investor will not transfer any of the Investor’s Securities or the Additional Investor Securities unless such transfer is (A) permitted pursuant to the terms of the Stockholders Agreement and (B) registered or exempt from registration under the Securities Act and such State Acts, and, if requested by the Company in the case of an exempt transaction, the Investor has furnished an opinion of counsel reasonably satisfactory to the Company that such transfer is so exempt. The Investor understands and agrees that the certificates evidencing the Investor’s Securities and the Additional Investor Securities will bear appropriate legends indicating such transfer restrictions placed upon the Investor’s Securities and the Additional Investor Securities. Further, the Investor understands that the Stockholders Agreement substantially limits the transfer of the Investor’s Securities and the Additional Investor Securities and that any transfer made that is not in compliance with the Stockholders Agreement is null and void.

(k) No Solicitation. The Investor: (i) did not receive or review, and is not purchasing as a result of, any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available, with respect to the Investor’s Securities or the Additional Investor Securities; and (ii) was not solicited by any person, other than by representatives of the Company, with respect to a purchase of the Investor’s Securities and the Additional Investor Securities. The Investor understands and acknowledges that it is the Investor’s responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with the offering and purchase of the Investor’s Securities and the Additional Investor Securities, including obtaining required governmental or other consents or observing any other required legal or other formalities.

(l) Principal Address. The Investor’s principal executive office is set forth on the signature page of this Agreement.

(m) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Investor to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by the Transaction Documents. In no event shall the Company be responsible for all or any portion of any fees, commissions or other amounts owed by Investor to any of its brokers, financial advisors, consultants, finders, placement agents, investment bankers, banks or any other person with respect to the transactions contemplated by the Transaction Documents.

(n) Reliance by the Company. The Investor acknowledges that the Company will be relying on the representations and warranties of the Investor made above for purposes of compliance with all applicable securities laws and any applicable exemptions from registration requirements thereunder, and otherwise, and consents to the Company’s reliance on such representations and warranties.

5. Further Assurances. The parties hereto will, upon reasonable request, execute and deliver all such further assignments, endorsements and other documents as may be necessary in order to perfect the purchase by the Investor of the Investor’s Securities and the Additional Investor Securities.

6. Entire Agreement; No Oral Modification. This Agreement and the other Transaction Documents contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings with respect thereto and this Agreement may not be amended or modified except in a writing signed by both of the parties hereto.

7. Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns; however, nothing in this Agreement, expressed or implied, is intended to confer on any other person other than the parties hereto, or their respective heirs, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

9. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the United States of America and the State of New York, both substantive and remedial, without regard to any conflicts of law principles. Any judicial proceeding brought against either of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought in the state or federal courts residing in the State of New York borough of Manhattan and, by its execution and delivery of this Agreement, each party to this Agreement accepts the jurisdiction of such courts.

10. Waiver of Jury Trial. The Company and THE investor hereby waive, to the extent permitted by applicable law, trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement or the validity, protection, interpretation or enforcement thereof. The Company and THE investor agree that this section is a specific and material aspect of this Agreement and would not enter into this Agreement if this section were not part of this Agreement.

11. Prevailing Parties. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party shall be entitled to receive, and the non-prevailing party shall pay upon demand, reasonable attorneys’ fees in addition to any other remedy.

12. Specific Performance. The parties to this Agreement acknowledge and agree that the Company would be damaged irreparably in the event any of the provisions of this Agreement are not performed by the Investor in accordance with their specific terms or otherwise are breached. Accordingly, the Investor agrees that the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement by the Investor and to enforce specifically this Agreement and the terms and provisions hereof (without a need to post a bond or provide other security), in addition to any other remedy to which they may be entitled, at law or in equity.

13. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

14. Notices. All communication hereunder shall be in writing and shall be mailed, delivered, telegraphed or sent by electronic mail, and such delivery shall be confirmed to the addresses as provided below:

If to the Investor:

with a copy (which shall not constitute notice to the Investor) to:

If to the Company:

with a copy (which shall not constitute notice to the Company) to:

15. Headings. The section headings herein are included for convenience only and are not to be deemed a part of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement as of the date first written above.

NEWSMAX MEDIA, INC.

By:
Name:	Christopher Ruddy
Its:	Chief Executive Officer

INVESTOR

Name of Entity:	[_____________]

Signature:

Name of Signatory:

Title of Signatory:

IRS Tax Identification Number:

Telephone Number:

APPENDIX A

Investor Questionnaire

I. For Individual Investors Only

(All individual investors must INITIAL where appropriate. Where there are joint investors both parties must INITIAL):

Initial _______	I certify that I have a “net worth” of at least $1 million either individually or through aggregating my individual holdings and those in which I have a joint, community property or other similar shared ownership interest with my spouse. For purposes of calculating net worth under this paragraph, (i) the primary residence shall not be included as an asset, (ii) to the extent that the indebtedness that is secured by the primary residence is in excess of the fair market value of the primary residence, the excess amount shall be included as a liability, and (iii) if the amount of outstanding indebtedness that is secured by the primary residence exceeds the amount outstanding 60 days prior to the execution of this Subscription Agreement, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability.

Initial _______	I certify that I have had an annual gross income for the past two years of at least $200,000 (or $300,000 jointly with my spouse) and expect my income (or joint income, as appropriate) to reach the same level in the current year.

II. For Non-Individual Investors

(all Non-Individual Investors must INITIAL where appropriate):

Initial _______	The undersigned certifies that it is a partnership, corporation, limited liability company or business trust that is 100% owned by persons who meet either of the criteria for Individual Investors, above.

Initial _______	The undersigned certifies that it is a partnership, corporation, limited liability company or business trust that has total assets of at least $5 million and was not formed for the purpose of investing in Company.

Initial _______	The undersigned certifies that it is an employee benefit plan whose investment decision is made by a plan fiduciary (as defined in ERISA §3(21)) that is a bank, savings and loan association, insurance company or registered investment adviser.

Initial _______	The undersigned certifies that it is an employee benefit plan whose total assets exceed $5,000,000 as of the date of the Subscription Agreement.

Initial _______	The undersigned certifies that it is a self-directed employee benefit plan whose investment decisions are made solely by persons who meet either of the criteria for Individual Investors, above.

Initial _______	The undersigned certifies that it is a U.S. bank, U.S. savings and loan association or other similar U.S. institution acting in its individual or fiduciary capacity.

Initial _______	The undersigned certifies that it is a broker-dealer registered pursuant to §15 of the Securities Exchange Act of 1934.

Initial _______	The undersigned certifies that it is an organization described in §501(c)(3) of the Internal Revenue Code with total assets exceeding $5,000,000 and not formed for the specific purpose of investing in Company.

Initial _______	The undersigned certifies that it is a trust with total assets of at least $5,000,000, not formed for the specific purpose of investing in Company, and whose purchase is directed by a person with such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

Initial _______	The undersigned certifies that it is a plan established and maintained by a state or its political subdivisions, or any agency or instrumentality thereof, for the benefit of its employees, and which has total assets in excess of $5,000,000.

Initial _______	The undersigned certifies that it is an insurance company as defined in §2(a)(13) of the Securities Act of 1933, as amended, or a registered investment company.

APPENDIX B

Joinder to Stockholders Agreement

See attached.

JOINDER TO
STOCKHOLDERS AGREEMENT

THIS JOINDER to the Stockholders Agreement (the “Agreement”) dated as of April 30, 2017 by and among Newsmax Media, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company signatory thereto, is made and entered into as of [____________], 2018 by and between the Company and [_____________], a [_____________] (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired certain shares of Series A Preferred Stock of the Company, $0.001 par value per share (the “Preferred Stock”) and in connection with such acquisition, Holder, as a holder of such Preferred Stock, is required to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Stockholder for all purposes thereof. In addition, Holder hereby agrees that all Preferred Stock held by Holder shall be deemed Shares for all purposes of the Agreement.

2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors, heirs and assigns and Holder and any subsequent holders of the Preferred Stock and the respective successors, heirs and assigns of each of them, so long as they hold any Preferred Stock.

3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4. Notices. For purposes of Section 10 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[________________]

5. Governing Law; Forum Selection; Waiver of Jury Trial. Sections 17, 18 and 19 of the Agreement are hereby incorporated by reference into this Joinder.

6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

*       *       *       *       *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

NEWSMAX MEDIA, INC.

By:
	Name:	Christopher Ruddy
	Title:	Chief Executive Officer

[____________________]

By:
Name:
Title:

APPENDIX C

Company Wire Instructions

[________________]